Exhibit 23.2





                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Board of Directors
DaimlerChrysler Services North America LLC (as Servicer for
   CARCO Auto Loan Master Trust):


We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated March 27, 2002 contains explanatory language stating that the financial statements were prepared on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.




Detroit, Michigan
May 6, 2002